Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of QT Imaging Holdings, Inc.
QT Imaging Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
FIRST: The name of the Corporation is QT Imaging Holdings, Inc. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 4, 2024.
SECOND: That the Board of Directors of the Corporation, at a meeting duly held on July 2, 2025, duly adopted resolutions setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, in the form set forth below (the “Amendment”), declaring the Amendment to be advisable and directing that the Amendment be submitted to the stockholders of the Corporation for consideration thereof at the annual meeting:
RESOLVED, that Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation, be, and it hereby is, amended to insert Section 4.5 at the end of such Article IV, which section shall read as follows:
Section 4.5 Reverse Stock Split. Upon the filing (the “Effective Time”) of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, the 35,681,332 shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed, on a 3-for-1 basis, into 11,893,778 fully paid and nonassessable shares of common stock, par value $0.0001 per share (the “New Common Stock”), such that three (3) shares of Old Common Stock will be converted into and reconstituted as one (1) share of New Common Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”), shall be entitled to receive a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are reclassified pursuant to this Certificate of Amendment. Until surrender, each Old Certificate will continue to be valid and represent the number of shares of New Common Stock into which such shares of Old Common Stock shall have been converted pursuant to this Certificate of Amendment, excluding any fractional shares. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.
THIRD: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.
FOURTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by its duly authorized officer as of this 23rd day of October, 2025.

QT IMAGING HOLDINGS, INC.
By: /s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
                            Title: Chief Executive Officer